McClatchy Commences Voluntary Chapter 11,
While Soliciting Support for Plan of Reorganization

Secures $50 million in debtor-in-possession working-capital financing to support operations during case

Actions position McClatchy to further de-lever its capital structure; focus resources on its digital transformation, and maintain its 163-year tradition of essential local journalism in the public interest

NEW YORK, NY, February 13, 2020 – McClatchy Co. (NYSE American-MNI) today announced it has commenced a voluntary restructuring under Chapter 11 of the U.S. Bankruptcy Code following the solicitation of a Plan of Reorganization (“the Plan”) among its key stakeholders. The Chapter 11 filing provides immediate protection to the Company, which will continue to operate in the ordinary course of business as it pursues approval of the restructuring plan with its secured lenders, bondholders, and the Pension Benefit Guaranty Corporation (PBGC).

McClatchy and each of its 53 wholly owned subsidiaries filed their voluntary Chapter 11 petitions in the U.S. Bankruptcy Court for the Southern District of New York. During the case, McClatchy and its 30 local newsrooms are operating as usual.

The Company has obtained new $50 million debtor-in-possession financing from Encina Business Credit which, coupled with McClatchy’s normal operating cash flows, provides ample liquidity for Sacramento-based McClatchy and all of its local news outlets to operate as usual and fulfill ongoing commitments to stakeholders. The Company aims to emerge from this process in the next few months.

“McClatchy’s Plan provides a resolution to legacy debt and pension obligations while maximizing outcomes for customers and other stakeholders,” said Craig Forman, President and Chief Executive Officer. “When local media suffers in the face of industry challenges, communities suffer: polarization grows, civic connections fray and borrowing costs rise for local governments. We are moving with speed and focus to benefit all our stakeholders and our communities.”

“McClatchy remains a strong operating company with an enduring commitment to independent journalism that spans five generations of my family,’’ commented Kevin McClatchy, Chairman of McClatchy’s Board of Directors and great-great grandson of the Company’s founder, James McClatchy. “This restructuring is a necessary and positive step forward for the business, and the entire Board of Directors has made great efforts to ensure the company is able to operate as usual throughout this process. We are privileged to serve the 30 communities across the country that together make McClatchy and are ever grateful to all of our stakeholders – subscribers, readers, advertisers, vendors, investors, and employees – who have enabled our legacy to date. We look forward to the continued success of such an outstanding group of colleagues long into the future.”

Progress in Improving the Business and Forging a Path Forward

McClatchy has made significant progress in its digital transformation in the past three years. As the second-largest U.S. local newspaper company, McClatchy has grown its digital-only subscriptions by almost 50 percent year over year, and is now roughly evenly balanced between total audience and advertising revenues, with digital accounting for 40 percent of those revenues and growing, a much healthier distribution for an increasingly digital era. The Company has more than 200,000 digital-only subscribers and well over 500,000 paid digital customer relationships.

In the three years ended in December 2019, McClatchy has reduced its operating expenses by $186.9 million (or 23.3%) in its efforts to stabilize operating cash flow amid secular industry headwinds that have battered newspaper advertising revenues. This focus on cash flow has allowed the company to pay off roughly $153.5 million in debt in the same period, while also focusing remaining resources on its digital transformation and its journalism — earning two Pulitzer Prizes and many other awards, most recently for the Miami Herald’s coverage of the Jeffrey Epstein scandal.

Forman continued, “In this important moment for independent local journalism in the public interest, a reorganized capital structure will enable McClatchy to continue to pursue our strategy of digital transformation and continue to produce strong local journalism essential to the communities we serve. While there is still more work to be done, we are pleased with the progress to date, and are appreciative of our ongoing dialog with our lenders and the PBGC. Moreover, we expect there will be no adverse impact on qualified pension benefits for substantially all of the plan’s participants and beneficiaries.”

The assets of McClatchy’s qualified pension plan are estimated at $1.393 billion as of the filing, including approximately $580 million of voluntary contributions made by McClatchy, substantially greater than the contributions required by law.

As is typical in Chapter 11 proceedings, McClatchy has filed customary first day motions that will allow it to maintain its employee wage and benefit programs, as well as commitments to the other stakeholder groups throughout this process. It is anticipated that go-forward trade creditors and other go-forward vendors that continue to do business with the Company will be unaffected by the Chapter 11 process, although it is possible that some payments due prior to the commencement of cases to certain go-forward trade creditors and vendors may be delayed. These delayed payments to go-forward trade creditors and vendors are anticipated to be cured in full when the Company exits Chapter 11.

The Plan of Reorganization

As previously disclosed in the Company's press release dated November 13, 2019, McClatchy has been in active restructuring negotiations with the PBGC and its largest secured creditor to address the future of its pension obligations and capital structure.

More recently, as announced on January 15, 2020, McClatchy has included lenders holding approximately 87 percent of the Company's 9.000% Senior Secured Notes due 2026 (the “First Lien Notes”) in those confidential discussions.

In summary, the Company’s Plan, which, along with the Company’s Disclosure Statement, has already been submitted to creditors for approval, provides:

•

The Company’s existing First Lien Notes will be exchanged for new first lien notes in an amount not more than a principal balance of $218M, secured by the same collateral, having the same maturity and accruing interest at a rate of 10% per annum;

•

The Company’s largest holder of secured debt, including First Lien Notes, the loans made under the Company’s Junior Lien Term Loan Credit Agreement dated as of July 16, 2018 (the “Second Lien Term Loans”), and the 6.875% Senior Secured Junior Lien Notes due 2031 (the “Third Lien Notes”) will receive $81 million of secured debt subordinate to the new first lien notes in exchange for a portion of its existing First Lien Notes and a commitment to provide the Company with $30 million of exit financing (such subordinated debt to accrue payment-in-kind interest of 12.5% or cash-pay interest of 10%, depending on the Company’s ratio of leverage to adjusted EBITDA);

•

The Company’s existing Second Lien Term Loans and Third Lien Notes will be extinguished in exchange for 97% of the equity ownership of the Company, subject to dilution for management incentives and certain warrants for up to 2.5% of the equity ownership of the Company;

•	Certain creditors who are no longer part of the Company’s go-forward operations will share, pro rata, in a pool of $3 million or warrants to acquire up to 2.5% of the equity ownership of the Company;
•	The Company’s existing equity will be cancelled; and
•

The Company will seek the Bankruptcy Court’s authority to terminate its qualified pension plan, and appoint PBGC as the plan’s trustee. Under a plan termination, PBGC would continue to pay the Company's qualified pension plan participants their benefits, subject to federal statutory limits.

Under current regulations, McClatchy believes that such a solution would not have an adverse impact on qualified pension benefits for substantially all plan participants. The Company proposes to settle its liabilities in connection with the qualified pension plan by paying PBGC $3.3 million from the Company each year for ten years and 3% of the equity ownership of the Company.

The terms of the Plan represent the Company’s good faith proposal to restructure its existing obligations. As previously announced, the Company has been negotiating such proposals with its largest stakeholders for some time. Certain issues, summarized below, represent the most recent bargaining position of certain of those parties.

•

First, while the PBGC has not indicated that it disputes that the qualified pension satisfies the standards for termination, the PBGC has requested a materially larger stream of cash payments over ten years and a materially larger percentage of equity ownership in the Company in settlement of the PBGC’s claims relating to termination of the qualified pension plan; and

•	Second, the parties continue to negotiate the final details surrounding governance and senior management.

This is not an exhaustive list of all matters that remain under negotiation, but it is a summary of the material issues that remain under consideration. For more information, please reference the Company’s 8-K filed with the U.S. Securities and Exchange Commission.

In order to enhance the likelihood that the parties can achieve a consensual resolution, McClatchy has requested that the Bankruptcy Court approve procedures for an independent mediator to be appointed to facilitate and supervise the parties’ continuing restructuring negotiations.

McClatchy has advised the NYSE American of the filing. Since the Company does not anticipate emerging as a public company, but rather as a private company, it expects the NYSE American and the Company will begin the process to remove its listing from the exchange.

Outlook on Results for the Fourth Quarter and Full Year 2019

The Company continues to finalize the accounting for its fourth quarter and full year 2019 results, and accordingly does not yet have an estimate of net income for the periods. As management indicated in McClatchy’s third quarter earnings release, the Company was cycling against a relatively strong fourth quarter of 2018 when it benefitted from political advertising for the mid-term elections and instituted strong expense initiatives that helped the fourth quarter of 2018 and the first three quarters of 2019. Accordingly, management did not expect sequential improvement in earnings before interest, taxes, depreciation and amortization (EBITDA) to continue in the fourth quarter of this year. And while that turned out to be the case, preliminary results are somewhat better than what was expected at that time.

McClatchy expects total revenues in the fourth quarter to be $183.9 million, down 14.0% from the fourth quarter of 2018 with advertising revenues of $89.7 million and audience revenues of $80.0 million. Adjusted EBITDA is expected to be $33.3 million for the fourth quarter of 2019. For full year 2019, revenues are expected to be $709.5 million, down 12.1% from 2018 with advertising revenues of $337.1 million and audience revenues of $321.8 million. Adjusted EBITDA is expected to be $98.2 million for full-year 2019.

During the course of the restructuring negotiations, the Company disclosed certain financial information and projections with the parties. Such information is summarized above and the Company’s Disclosure Statement accompanying the Plan.

Resources & Additional Information

Additional information about the Chapter 11 process can be found by visiting McClatchy’s dedicated site at https://McClatchyTransformation.com. In addition, legal filings and other information related to the Chapter 11 case are available at www.kccllc.net/McClatchy, or by calling +1 (866) 810-6898.

McClatchy is advised in this process by Skadden, Arps, Slate, Meagher & Flom LLP, the Groom Law Group, and Togut, Segal and Segal as legal advisors and Evercore Group L.L.C. and FTI Consulting, Inc. as financial advisors.

About McClatchy

McClatchy operates 30 media companies in 14 states, providing each of its communities with strong independent local journalism in the public interest and advertising services in a wide array of digital and print formats. McClatchy publishes iconic local brands including the Miami Herald, The Kansas City Star, The Sacramento Bee, The Charlotte Observer, The (Raleigh) News & Observer, and the Fort Worth Star-Telegram. McClatchy is headquartered in Sacramento, Calif., and listed on the New York Stock Exchange American under the symbol MNI. #ReadLocal

Forward-Looking Statements

Statements in this press release regarding results of operations, cash flow or financial condition,  future financial and operating results, including our restructuring efforts with PBGC, our lenders, and our bondholders, and any other statements about management's future expectations, beliefs, goals, plans or prospects constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates" and similar expressions) should also be considered to be forward-looking statements. There are a number of important risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the effects of the Bankruptcy Court rulings in the Chapter 11 proceedings and the outcome of the proceedings in general; the length of time the Company will operate in the Chapter 11 proceedings; our restructuring efforts rely on coming to terms with multiple parties who may have conflicting interests; the potential adverse effects of Chapter 11 proceedings on the Company’s liquidity or results of operations or its ability to pursue its business strategies; increased levels of employee attrition during the Chapter 11 proceedings; we may experience diminished revenues from advertising; we may not achieve our expense reduction targets including efforts related to legacy expense initiatives or may do harm to our operations in attempting to achieve such targets; our operations have been, and will likely continue to be, adversely affected by competition, including competition from internet publishing and advertising platforms; increases in the cost of newsprint; litigation or any potential litigation; geo-political uncertainties including the risk of war; changes in printing and distribution costs from anticipated levels, including changes in postal rates or agreements; changes in interest rates; increased consolidation among major retailers in our markets or other events depressing the level of advertising; competitive action by other companies; and other factors, many of which are beyond our control; as well as the other risks listed in the Company's publicly filed documents, including the Company's Annual Report on Form 10-K for the year ended December 30, 2018. While it is not the Company's preferred outcome, in the event that the various stakeholders cannot agree to a timely and viable plan of reorganization, the Company would likely be required to consider other alternatives, including a competitive marketing process in order to obtain the maximum recovery for all of its stakeholders. These forward-looking statements speak as of the time made and, except as required by law, we disclaim any intention and assume no obligation to update the forward-looking information contained in this release.

Contact

Media

mailto:jsegal@mcclatchy.com
Jeanne Segal 202-383-6085 jsegal@mcclatchy.com	FTI Consulting Rachel Chesley / Lou Colasuonno / Ryan Toohey 212-850-5681 McClatchy@fticonsulting.com

Investors

mailto:szarate@mcclatchy.com
Stephanie Zarate 916-321-1931 szarate@mcclatchy.com